UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ChemoCentryx, Inc.

(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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835 Industrial Road, Suite 600

San Carlos, CA 94070

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

Dear stockholder:

The annual meeting of stockholders of ChemoCentryx, Inc. will be held at the company’s headquarters, located at 835 Industrial Road, Suite 600, San Carlos, CA 94070, on May 26, 2022 at 10:00 a.m., local time, for the following purposes:

1.	To elect three directors to serve as Class II directors for a three-year term to expire at the 2025 annual meeting of stockholders;

2.	To consider and vote upon the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

3.

To consider and vote upon, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission; and

4.	To transact such other business as may be properly brought before the meeting or any adjournment or postponement thereof.

We have elected to take advantage of Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders by providing access to these documents on the Internet instead of mailing printed copies. Those rules allow a company to provide its stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. Most of our stockholders will not receive printed copies of our proxy materials unless requested, but instead will receive a Notice of Internet Availability of Proxy Materials with instructions on how they may access and review our proxy materials on the Internet and how they may cast their vote via the Internet. If you would like to receive a printed or e-mail copy of our proxy materials, please follow the instructions for requesting the materials in the Notice of Internet Availability of Proxy Materials that is being sent to you.

The foregoing items of business are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference. Our board of directors has fixed the close of business on March 31, 2022 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

It is important that your shares be represented regardless of the number of shares you may hold. Whether or not you plan to attend the Annual Meeting online, we urge you to vote your shares as soon as possible via the toll-free telephone number or over the Internet, as described in the enclosed proxy materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the enclosed return envelope. Promptly voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. For specific voting instructions, please refer to the information provided in the accompanying Proxy Statement and in the Notice of Internet Availability of Proxy Materials.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Thomas J. Schall, Ph.D.

President, Chief Executive

Officer and Chairman

San Carlos, California

April 5, 2022

Your vote is important. Please vote your shares whether or not you plan to attend the meeting.

835 Industrial Road, Suite 600

San Carlos, CA 94070

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 26, 2022

The board of directors of ChemoCentryx, Inc. is soliciting your proxy to vote your shares at the annual meeting of stockholders to be held at the company’s headquarters, located at 835 Industrial Road, Suite 600, San Carlos, CA 94070 on May 26, 2022 at 10:00 a.m., local time. If you need directions to the location of the annual meeting, please contact us at (650) 210-2900.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 26, 2022.

This proxy statement and our annual report are available electronically at https://materials.proxyvote.com/16383L.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive this proxy statement?

You are viewing or have received these proxy materials because our board of directors is soliciting your proxy to vote at the 2022 annual meeting of stockholders. This proxy statement summarizes information related to your vote at the annual meeting.

Notice of Internet Availability of Proxy Materials. As permitted by SEC rules, we are making this proxy statement and our 2021 Annual Report available to our stockholders electronically via the Internet. On or about April 5, 2022, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) containing instructions on how to access this proxy statement and our 2021 Annual Report and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2021 Annual Report. The Internet Notice also instructs you on how you may submit your proxy over the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Internet Notice. We encourage our stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings and reduce the cost to us associated with the printing and mailing of materials.

Printed Copies of Our Proxy Materials. If you received printed copies of our proxy materials, then instructions regarding how you can vote are contained on the proxy card included in the materials.

We intend to begin mailing the Notice of Internet Availability of Proxy Materials or this proxy statement, the attached notice of annual meeting and the enclosed proxy card, as applicable, on or about April 5, 2022 to all stockholders of record entitled to vote at the annual meeting. Only stockholders who owned our common stock on March 31, 2022 are entitled to vote at the annual meeting. On this record date, there were 71,142,102 shares of our common stock outstanding. Common stock is our only class of stock entitled to vote.

What am I voting on?

There are three proposals scheduled for a vote:

Proposal 1: To elect three directors to serve as Class II directors for a three-year term.

Proposal 2: To consider and vote upon the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022.

Proposal 3: To consider and vote upon, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, or SEC.

How many votes do I have?

Each share of our common stock that you own as of March 31, 2022 entitles you to one vote.

How do I vote by proxy?

With respect to the election of the directors, you may vote “For” or “Against” each of the nominees to the board of directors or you may “Withhold” your vote for any nominee you specify. With respect to each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, there are several ways for you to vote your shares. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

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Via the Internet: You may vote at www.proxyvote.com, 24 hours a day, seven days a week. Have your Internet Notice or proxy card available when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Votes submitted via the Internet must be received by 11:59 p.m., Eastern Time, on May 25, 2022.

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By Telephone: You may vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. Have your Internet Notice or proxy card available when you call and then follow the instructions. Votes submitted by telephone must be received by 11:59 p.m., Eastern Time, on May 25, 2022.

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By Mail: If you received paper copies of these materials by mail, you may vote using your proxy card by completing, signing, dating and returning the proxy card in the self-addressed, postage-paid envelope provided, or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you properly complete your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your shares, as permitted, will be voted as recommended by our board of directors. If any other matter is presented at the annual meeting, your proxy will vote in accordance with his or her best judgment. As of the date of this proxy statement, we knew of no matters that needed to be acted on at the meeting, other than those discussed in this proxy statement.

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In Person: You may still attend the meeting and vote in person even if you have already voted by proxy. To vote in person, come to the annual meeting and we will give you a ballot at the annual meeting. If you are a beneficial shareholder, you may need to request and bring a legal proxy to the meeting to vote.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have voting instructions from that organization rather than directly from us. Please check with your bank, broker, or other agent and follow the voting instructions they provide to vote your shares. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

May I revoke my proxy?

If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the three following ways:

•	you may send in another signed proxy with a later date,

•	you may notify our corporate secretary, Susan M. Kanaya, in writing before the annual meeting that you have revoked your proxy, or

•	you may notify our corporate secretary in writing before the annual meeting and vote in person at the meeting.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of holders representing a majority of our outstanding common stock as of March 31, 2022, or approximately 35,571,052 shares, constitutes a quorum at the meeting, permitting us to conduct our business.

What vote is required to approve each proposal?

Proposal 1: Election of Directors. Each nominee who receives more “For” votes than “Against” votes (among votes properly cast in person or by proxy) will be elected. Any incumbent nominee for director who does not receive an affirmative vote of a majority of the votes cast in favor of or against such nominee must promptly tender his or her resignation after the Annual Meeting.

Proposal 2: Ratification of Independent Registered Public Accounting Firm. The ratification of the appointment of Ernst & Young LLP must receive “For” votes from the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the annual meeting.

Proposal 3: Approval of the Compensation of the Named Executive Officers. The approval of the compensation of the named executive officers must receive “For” votes from the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting.

Voting results will be tabulated and certified by Broadridge Financial Solutions, Inc.

What is the effect of abstentions and broker non-votes?

Shares of common stock held by persons attending the annual meeting but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal, will be counted as present for purposes of determining the presence of a quorum. Abstentions are treated as shares present in person or by proxy and entitled to vote, so abstaining has the same effect as a negative vote for purposes of determining whether our stockholders have ratified the appointment of Ernst & Young LLP, our independent registered public accounting firm and approved, on an advisory basis, the compensation of the named executive officers. However, because the election of directors is based on a majority of the votes cast in favor of or against each nominee, abstentions will not be counted in determining the outcome of such proposal.

Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for certain non-routine matters. With regard to the election of directors and the approval, on an advisory basis, of the compensation of the named executive officers, broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. However, ratification of the appointment of Ernst & Young LLP is considered a routine matter on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.

Who is paying the costs of soliciting these proxies?

We will pay all of the costs of soliciting these proxies. Our directors, officers and other employees may solicit proxies in person or by mail, telephone, fax or email. We will pay our directors, officers and other employees no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses. Our costs for forwarding proxy materials will not be significant.

How do I obtain an Annual Report on Form 10-K?

If you would like a copy of our Annual Report on Form 10-K for the year ended December 31, 2021 that we filed with the SEC, we will send you one without charge. Please write to:

ChemoCentryx, Inc.

835 Industrial Road, Suite 600

San Carlos, CA 94070

Attn: Corporate Secretary

All of our SEC filings are also available free of charge in the “Investors—SEC Filings” section of our website at www.chemocentryx.com.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our current report on Form 8-K to be filed with the SEC within four business days after the annual meeting.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class of our directors standing for election each year, generally for a three-year term. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires and hold office until their resignation or removal or their successors are duly elected and qualified. In accordance with our certificate of incorporation and bylaws, our board of directors may fill existing vacancies on the board of directors by appointment.

The term of office of our Class II directors, Henry A. McKinnell Jr., Ph.D., Geoffrey M. Parker and James L. Tyree, will expire at the 2022 annual meeting. In accordance with our term restrictions outlined in our bylaws, Dr. McKinnell is retiring from our board and will not seek reelection at the 2022 annual meeting. Accordingly, the nominees for Class II directors for election at the 2022 annual meeting are Geoffrey M. Parker, James L. Tyree and David Wheadon, M.D. If any of Mr. Parker, Mr. Tyree or Dr. Wheadon is elected at the 2022 annual meeting, such individual will be elected to serve for a three-year term that will expire at our 2025 annual meeting of stockholders and until such individual’s successor is elected and qualified.

If no contrary indication is made, proxies in the accompanying form are to be voted for Mr. Parker, Mr. Tyree and Dr. Wheadon or in the event that Mr. Parker, Mr. Tyree or Dr. Wheadon is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our board of directors to fill the vacancy.

All of our directors bring to the board of directors significant leadership experience derived from their professional experience and service as executives or board members of other corporations. The process undertaken by the nominating and corporate governance committee in recommending qualified director candidates is described below under “Director Nomination Process.” Certain individual qualifications and skills of our directors that contribute to the board of directors’ effectiveness as a whole are described in the following paragraphs.

Information Regarding Directors

The information set forth below as to the directors and nominees for director has been furnished to us by the directors and nominees for directors:

Nominees for Election to the Board of Directors

Term Expiring at the

2022 Annual Meeting of Stockholders (Class II)

Name	Age	Present Position with ChemoCentryx, Inc.
Geoffrey M. Parker	57	Director
James L. Tyree	69	Director
David Wheadon, M.D.	64	None

Geoffrey M. Parker has served on our board of directors since December 2009. Since February 2021, Mr. Parker has served as Executive Vice President, Chief Operating Officer and Chief Financial Officer of Tricida, Inc., a biotechnology company and served as Executive Vice President and Chief Financial Officer from February 2020 to February 2021 and Senior Vice President and Chief Financial Officer since April 2017. From September 2010 to May 2015 Mr. Parker served as Chief Financial Officer of Anacor Pharmaceuticals, Inc. From 1997 to 2009, Mr. Parker led the West Coast Healthcare Investment Banking practice at Goldman Sachs, where he advised leading companies in the biotechnology, life science tools and medical device industries. Mr. Parker currently serves as a member of the board of directors of Better Therapeutics and Perrigo. Mr. Parker served as a member of the board of directors of Genomic Health from June 2016 to November 2019. Mr. Parker received his A.B. in Engineering Sciences and Economics from Dartmouth College and his M.B.A. from Stanford University.

We believe Mr. Parker is qualified to serve on our board of directors because of his financial sophistication, his experience as the Chief Financial Officer of a public biotechnology company and his management background as an executive in the financial services industry.

James L. Tyree has served on our board of directors since June 2012. From 2014 until 2020, Mr. Tyree served as co-founder, chairman and managing partner of Tyree & D’Angelo Partners, a private equity investment firm. Prior to founding Tyree & D’Angelo Partners, Mr. Tyree was Executive Vice President and President of Abbott Biotech Ventures, a subsidiary of Abbott Laboratories focused on investments in early stage biotechnology companies. Prior to that, Mr. Tyree held numerous executive positions at Abbott, including Executive Vice President Global Pharmaceuticals, Senior Vice President Global Nutrition, Corporate Vice President Pharmaceutical and Nutritional Products Group Business Development and Divisional Vice President and General Manager, Japan. Prior to rejoining Abbott in 1997, Mr. Tyree was the President of SUGEN, Inc., and held management positions in Bristol-Myers Squibb, Pfizer and Abbott. Mr. Tyree currently serves as a director of Assertio Therapeutics, Inc. Mr. Tyree earned Bachelor’s Degrees in Psychology and Forensic Studies and a Master’s Degree in Business Administration from Indiana University. We believe Mr. Tyree is qualified to serve on our board of directors because of his international leadership and management experience in the healthcare industry and his service on the boards of directors of a range of public and private companies.

David Wheadon, M.D. has been nominated to join our board upon shareholder approval at our 2022 annual meeting. Until his retirement in 2019, Dr. Wheadon was Senior Vice President, Global Regulatory Affairs, Patient Safety & Quality Assurance of AstraZeneca plc. since 2014. Before joining AstraZeneca, Dr. Wheadon held many leadership roles in the healthcare sector, including: executive vice president, research and advocacy at the Juvenile Diabetes Research Foundation; SVP, scientific and regulatory affairs at PhRMA; SVP of global pharmaceutical regulatory and medical sciences at Abbott Laboratories; SVP of U.S. regulatory affairs at GlaxoSmithKline Pharmaceuticals; vice president and director CNS/GI Clinical Research at SmithKline Beecham Pharmaceuticals; and clinical research physician at Eli Lilly and Company. Dr. Wheadon holds a M.D. from Johns Hopkins University School of Medicine and an A.B. in Biology from Harvard University. He completed his postdoctoral training in Psychiatry at Tufts/New England Medical Center in Boston, Massachusetts. Dr. Wheadon currently serves on the board of Karuna Therapeutics Inc., ConnectiveRx, Sotera Health Inc. and VaxArt, Inc.. We believe Dr. Wheadon is qualified to serve on our board of directors because of his experience in the healthcare industry and management experience from his service as a senior regulatory, safety and quality executive of public pharmaceutical companies.

Members of the Board of Directors Continuing in Office

Term Expiring at the

2023 Annual Meeting of Stockholders (Class III)

Name	Age	Present Position with ChemoCentryx, Inc.
Thomas A. Edwards	63	Director
Rita I. Jain, M.D.	59	Executive Vice President, Chief Medical Officer
Susan M. Kanaya	59	Executive Vice President, Chief Financial and Administrative Officer and Secretary

Thomas A. Edwards has served as a member of our board of directors since July 2015. Until his retirement in March 2014, Mr. Edwards practiced law with Latham & Watkins LLP, an international law firm, since 1983, having become partner in January 1991. His practice focused on general corporate and securities law, including capital financings, acquisitions, divestitures and spin-offs of companies and partnerships. Mr. Edwards earned his bachelor’s degree from Harvard College and his law degree from Harvard Law School. We believe Mr. Edwards is qualified to serve on our board of directors because of his experience in the healthcare industry, his understanding of our industry and his expertise in advising clients on corporate, securities, finance and technology law matters.

Rita I. Jain, M.D. has served as a member of our board of directors since March 2019 and as our Executive Vice President, Chief Medical Officer since October 2021. Since August 2021, Dr. Jain has served as Chief Executive Officer of Heartwood Biopharma Group. Dr. Jain has served as a member of the board of directors of AM Pharma since June 2020. Dr. Jain served as Chief Medical Officer of Immunovant from January 2021 to May 2021. From May 2017 until June 2019, Dr. Jain served as Senior Vice President and Chief Medical Officer of Akebia Therapeutics, Inc., a biotechnology company. Prior to joining Akebia, Dr. Jain was Vice President of Men’s and Women’s Health and Metabolic Development at AbbVie, Inc. From 2003 to 2016 she held positions of increasing responsibility, with over 10 years as either a Divisional Vice President or Vice President in Pharmaceutical Development at Abbott Laboratories, and after AbbVie’s split from Abbott, at AbbVie. In addition to her work in Men’s and Women’s Health, and Metabolic Development, Dr. Jain also led activities in Pain, Respiratory, and Cystic Fibrosis Development. Before AbbVie, she held management positions in the Arthritis, Inflammation and Pain Group at Searle (acquired by Pharmacia and subsequently Pfizer). Prior to joining Searle, Dr. Jain was a faculty member at North Shore University Hospital in New York, with an academic appointment as Assistant Professor of Medicine, New York University School of Medicine. Dr. Jain received her B.S. in biology from LIU/C.W. Post and her M.D. from the State University of New York at Stony Brook School of Medicine. Dr. Jain completed her medical training in internal medicine at Staten Island University Hospital followed by a Fellowship in Rheumatology at North Shore University Hospital and a Clinical Research Fellowship at the University of Texas Southwestern Medical Center, Dallas. We believe Dr. Jain is qualified to serve on our board of directors because of her experience in the healthcare industry and management experience from her service as the Chief Medical Officer of a public pharmaceutical company.

Susan M. Kanaya has served as a member of our board of directors since March 2021. Ms. Kanaya has served as our Executive Vice President, Chief Financial and Administrative Officer since October 2016 and as Secretary since February 2006. From January 2006 to October 2016, Ms. Kanaya served as our company’s Senior Vice President, Finance, and Chief Financial Officer. Prior to joining our company, Ms. Kanaya served as Senior Vice President, Finance, and Chief Financial Officer at Kosan Biosciences Inc., from 1999 to 2005. Prior to this, she served in financial management positions at SUGEN, Inc., from 1994 to 1999, most recently as Vice President, Finance, and Treasurer. Ms. Kanaya also served as Controller with high technology companies and as a public accountant with KPMG. Ms. Kanaya received her B.S. in business administration from the University of California, Berkeley. We believe Ms. Kanaya is qualified to serve on our board of directors because of her extensive executive leadership experience and many years of experience as the Chief Financial Officer of public biotechnology companies.

Term Expiring at the

2024 Annual Meeting of Stockholders (Class I)

Name	Age	Present Position with ChemoCentryx, Inc.
Thomas J. Schall, Ph.D.	62	President, Chief Executive Officer and Chairman
Joseph M. Feczko, M.D.	73	Director

Thomas J. Schall, Ph.D. is the founder of our company and has served as our President, Chief Executive Officer and Director since we commenced operations in 1997 and was appointed Chairman of the Board in April 2012. From 1993 to March 1997, Dr. Schall worked at the DNAX Research Institute, a division of Schering-Plough Corporation, a pharmaceutical company. Prior to his work at the DNAX Research Institute, he worked as a scientist with Genentech, Inc., a pharmaceutical company. Dr. Schall participated in some of the earliest discoveries of chemokine system function and activities. Dr. Schall cloned one of the first chemokines to be discovered, and provided some of the earliest data for the existence of the previously unknown family of molecules which later came to be called the chemokines. Dr. Schall’s laboratories have been responsible for the discovery or co-discovery of almost one-third of all known chemokine receptors. Dr. Schall received his B.S. in biology from Northern Illinois University and his Ph.D. in cancer biology from Stanford University. We believe Dr. Schall is qualified to serve on our board of directors because of his extensive executive leadership experience, many years of service as one of our directors and our President and Chief Executive Officer and extensive scientific expertise and knowledge of the chemokine system.

Joseph M. Feczko, M.D. has served as a member of our board of directors since April 2012. Until his retirement in May 2009, Dr. Feczko was Senior Vice President and Chief Medical Officer of Pfizer Inc. and a member of its Executive Leadership Team with global responsibilities for all aspects of the company’s medical, regulatory and safety activities. Dr. Feczko served Pfizer in both New York and the United Kingdom since 1982, where he held positions of increasing responsibility in clinical research and regulatory affairs and safety, culminating in the role of Chief Medical Officer. Dr. Feczko is board-certified in Internal Medicine and Infectious Diseases. He has a B.S. degree from Loyola University Chicago, and an M.D. from the University of Illinois College of Medicine. Dr. Feczko presently serves on the board of directors of Adenium Biotech. We believe Dr. Feczko is qualified to serve on our board of directors because of his international leadership and management experience from his service as the Chief Medical Officer of a public pharmaceutical company and as a director of several pharmaceutical and biotechnology companies.

Board Independence

Our board of directors has determined that all of our directors are independent directors within the meaning of the applicable Nasdaq Stock Market LLC, or Nasdaq, listing standards, except for Thomas J. Schall, Ph.D., our President, Chief Executive Officer and Chairman, Rita I. Jain, M.D., our Executive Vice President, Chief Medical Officer, and Susan M. Kanaya, our Executive Vice President, Chief Financial and Administrative Officer and Secretary.

Board Leadership Structure

Our board of directors currently has five independent directors and three employee directors. Our board of directors is currently chaired by Dr. Schall, who is also our Chief Executive Officer. Our board of directors believes that Dr. Schall’s service as both Chairman and Chief Executive Officer is in the best interests of our company and our stockholders. Dr. Schall possesses detailed and in-depth knowledge of the issues, opportunities and challenges we face, and we believe he is the person best positioned to develop agendas that ensure that our board of directors’ time and attention is focused on the most critical matters. Our board of directors believes that his combined role enables decisive leadership, ensures clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders, employees and strategic partners.

In November 2018, our board of directors appointed Mr. Edwards as the lead independent director to help reinforce the independence of the board of directors as a whole. The position of lead independent director has been structured to serve as an effective balance to a combined Chief Executive Officer and Chairman role. As the lead independent director, Mr. Edwards is empowered to, among other duties and responsibilities, review and provide input on the agendas for meetings of the board of directors, chair executive sessions in the absence of the Chairman, serve as a liaison between the Chairman and the independent directors and serve as an independent point of contact for management and others wishing to communicate to the board of directors other than through the Chairman. As reinforcement of the importance of an independent board of directors, the independent directors routinely meet outside the presence of our management, including Dr. Schall. For all of these reasons, the board of directors believes that the lead independent director can help ensure the effective independent functioning of the board of directors in its oversight responsibilities.

The Board’s Role in Risk Oversight

Our board of directors has responsibility for the oversight of the company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board to understand the company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

The audit committee reviews information regarding liquidity and operations and oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The nominating and corporate governance committee manages risks associated with the independence of the board, corporate disclosure practices and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our board of directors as a whole.

Board of Directors Meetings

During the fiscal year 2021, our board of directors met ten times, including eight telephonic meetings. In that year, each director attended at least 75% of the total number of meetings held by the board of directors and each committee of the board of directors on which such director served.

Committees of the Board of Directors

We have three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found under the “Investors—Corporate Governance” section of our website at www.chemocentryx.com.

Audit Committee

The audit committee of our board of directors currently consists of Dr. McKinnell (chairperson and audit committee financial expert), Messrs. Tyree, Edwards and Parker, and Dr. Feczko, and after the 2022 annual meeting shareholder meeting, is anticipated to consist of Messrs. Tyree, Edwards and Parker, and Drs. Feczko and Wheadon. The audit committee met five times during fiscal year 2021. Our board of directors has determined that all members of the audit committee are independent directors, as defined in the Nasdaq qualification standards and by Section 10A of the Exchange Act or 1934, as amended, or Exchange Act. In addition, our board of directors has determined that Dr. McKinnell qualifies as an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC. The audit committee is governed by a written charter adopted by our board of directors. Our audit committee is responsible for overseeing our accounting and financial reporting processes and audits of our consolidated financial statements on behalf of our board of directors. The specific powers and responsibilities of our audit committee include:

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appointing, assessing the qualifications of, compensating, retaining, and overseeing the work of our independent registered public accounting firm, for the purpose of preparing or issuing an auditor’s report or performing other audit, review, and attest services;

•	reviewing our annual audited consolidated financial statements with management and our independent registered public accounting firm;

•	reviewing the appointment of, replacement of, and meeting with our internal auditor to discuss significant reports to management;

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overseeing and monitoring the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements as they relate to consolidated financial statements or accounting matters, our independent registered public accounting firm’s qualifications, independence and the performance of our internal accounting and financial controls;

•	determining whether to recommend to our board of directors that the audited financial statements be included in our annual report for the fiscal year subject to the audit;

•	reviewing all related party transactions on an ongoing basis;

•	preparing the report that SEC rules require be included in our annual proxy statement;

•	providing our board of directors with the results of its monitoring and recommendations;

•

providing our board of directors with additional information and materials as it deems necessary to make our board of directors aware of significant financial matters that require the attention of our board of directors; and

•	evaluating its own performance on an annual basis.

Both our external auditor and internal financial personnel meet privately with the audit committee and have unrestricted access to this committee.

Compensation Committee

The compensation committee of our board of directors currently consists of Messrs. Tyree (chairperson), Edwards and Parker and Drs. Feczko and McKinnell, and after the 2022 annual meeting shareholder meeting, is anticipated to consist of Messrs. Tyree, Edwards and Parker, and Drs. Feczko and Wheadon. Dr. Jain served on the compensation committee for the portion of 2021 prior to her commencement of employment with us. The compensation committee met four times during fiscal year 2021. Our board of directors has determined that all members of the compensation committee are independent directors, as defined in the Nasdaq qualification standards. The compensation committee is governed by a written charter approved by our board of directors. The compensation committee’s purpose is to assist our board of directors in determining the compensation programs and compensation for our executive officers, including by designing, evaluating and approving our compensation plans, policies and programs. The compensation committee is responsible for, among other things:

•

reviewing and approving our corporate goals and objectives relating to the compensation of our Chief Executive Officer, evaluating the performance of our Chief Executive Officer in light of those goals and objectives, and determining and approving the compensation of our Chief Executive Officer based on such evaluation;

•

reviewing and approving the compensation of our officers and certain employees; reviewing and approving general compensation goals and guidelines for employees and the criteria by which bonuses, long-term incentive compensation, stock options, employee pension and welfare benefits plans are determined;

•	determining our policy with respect to change of control or “parachute” payments;

•	managing and reviewing executive officer and director indemnification and insurance matters;

•	preparing the compensation committee report to be included as part of our annual proxy statement; and

•	evaluating its own performance on an annual basis.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of our board of directors currently consists of Dr. Feczko (chairperson), Messrs. Edwards, Parker and Tyree and Dr. McKinnell, and after the 2022 annual meeting shareholder meeting, is anticipated to consist of Messrs. Tyree, Edwards and Parker, and Drs. Feczko and Wheadon. The nominating and corporate governance committee met two times during fiscal year 2021. Our board of directors has determined that all members of the nominating and corporate governance committee are independent directors, as defined in the Nasdaq qualification standards. The nominating and corporate governance committee is governed by a written charter approved by our board of directors. The nominating and corporate governance committee’s purpose is to assist our board of directors by identifying individuals qualified to become members of our board of directors, consistent with criteria set by our board, and to develop our corporate governance principles. The nominating and corporate governance committee is responsible for, among other things:

•	overseeing our board of directors’ annual review of its performance, composition, and organization, and making recommendations on these matters to our board of directors;

•	reviewing, soliciting and making recommendations to our board of directors and stockholders with respect to candidates for election to our board of directors;

•	reviewing the performance of each current director and determining whether to recommend the nomination of such director for an additional term; and

•	evaluating its own performance on an annual basis.

Report of the Audit Committee of the Board of Directors

The audit committee oversees the company’s financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The audit committee discussed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, and by Auditing Standard No. 1301 (Communications with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board (United States). In addition, the audit committee has discussed with Ernst & Young LLP its independence from management and the company, has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence and has considered the compatibility of non-audit services with the auditors’ independence.

The audit committee met with Ernst & Young LLP to discuss the overall scope of its services, the results of its audit and reviews, its evaluation of the company’s internal controls and the overall quality of the company’s financial reporting. Ernst & Young LLP, as the company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the company’s reporting. The audit committee’s meetings with Ernst & Young LLP were held with and without management present. The audit committee is not employed by the company, nor does it provide any expert assurance or professional certification regarding the company’s financial statements. The audit committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the company’s independent registered public accounting firm.

In reliance on the reviews and discussions referred to above along with those held with management, the audit committee has recommended to the company’s board of directors that the audited financial statements be included in our annual report for the year ended December 31, 2021. The audit committee and the company’s board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2022.

This report of the audit committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

Respectfully submitted,

The Audit Committee of the Board of Directors

Henry A. McKinnell, Jr., Ph.D. (Chairperson)

Thomas A. Edwards

Joseph M. Feczko, M.D.

Rita I. Jain, M.D. (until October 4, 2021)

Geoffrey M. Parker

James L. Tyree

Compensation Committee Interlocks and Insider Participation

The compensation committee of our board of directors currently consists of Messrs. Tyree (chairperson), Edwards and Parker and Drs. Feczko and McKinnell. None of the members of our compensation committee during fiscal year 2021 has ever been one of our officers or employees. None of our executive officers currently serves, or has served, as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of our board of directors or compensation committee during fiscal year 2021.

Director Nomination Process

Director Qualifications

In evaluating director nominees the nominating and corporate governance committee will consider among other things the following factors:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	strong finance experience;

•	experience relevant to our industry;

•	experience as a board member of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	diversity of background and perspective, including with respect to age, gender, race, place of residence and specialized experience; and

•	practical and mature business judgment, including the ability to make independent analytical inquiries.

The nominating and corporate governance committee’s goal is to assemble a board of directors that brings to the company a variety of perspectives and skills derived from high quality business and professional experience. Moreover, the nominating and corporate governance committee believes that the background and qualifications of the board of directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Other than the foregoing criteria for director nominees, the nominating and corporate governance committee has not adopted a formal policy with respect to a fixed set of specific minimum qualifications for its candidates for membership on the board of directors. The nominating and corporate governance committee may consider such other facts, including, without limitation, diversity, as it may deem are in the best interests of the company and its stockholders. The nominating and corporate governance committee does, however, believe it is appropriate for at least one, and, preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC, and that a majority of the members of our board of directors be independent as required under the Nasdaq qualification standards. The nominating and corporate governance committee also believes it is appropriate for our President and Chief Executive Officer to serve as a member of our board of directors. Our directors’ performance and qualification criteria are reviewed annually by the nominating and corporate governance committee.

The following Board Diversity Matrix presents our board of directors diversity statistics in accordance with Nasdaq Rule 5606, as self-disclosed by our directors.

Board Diversity Matrix (As of April 5, 2022)
Board Size
Total Number of Directors	8
	Female	Male
Part I: Gender Identity
Directors	2	6
Part II: Demographic Background
Asian	2	0
White	0	6
LGBTQ+	0

Identification and Evaluation of Nominees for Directors

The nominating and corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating and corporate governance committee’s criteria for board of director service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective or expertise.

If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating and corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. The nominating and corporate governance committee generally polls our board of directors and members of management for their recommendations. The nominating and corporate governance committee may also review the composition and qualification of the boards of directors of our competitors and may seek input from industry experts or analysts. The nominating and corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the nominating and corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating and corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best contribute to the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating and corporate governance committee makes its recommendation to our board of directors. To date, the nominating and corporate governance committee has not utilized third-party search firms to identify board of director candidates. The nominating and corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The nominating and corporate governance committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received director candidate recommendations from our stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations.

Under our amended and restated bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary. In order to give the nominating and corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2023 annual meeting, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals.”

Director Attendance at Annual Meetings

Although our company does not have a formal policy regarding attendance by members of our board of directors at our annual meeting, we encourage all of our directors to attend. No non-employee directors attended our annual meeting in 2021.

Communications with our Board of Directors

Stockholders seeking to communicate with our board of directors should submit their written comments to our corporate secretary, ChemoCentryx, Inc., 835 Industrial Road, Suite 600, San Carlos, CA 94070. The corporate secretary will forward such communications to each member of our board of directors; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Corporate Governance

Our company’s Code of Business Conduct and Ethics, Audit Committee Charter, Compensation Committee Charter and Nominating and Corporate Governance Committee Charter are available, free of charge, on our website at www.chemocentryx.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents as well as our company’s other corporate governance documents, free of charge, to any stockholder upon written request to ChemoCentryx, Inc., 835 Industrial Road, Suite 600, San Carlos, CA 94070.

Director Compensation

We compensate non-employee members of the board of directors for their service. Directors who are also employees do not receive cash or equity compensation for service on the board of directors in addition to compensation payable for their service as our employees. The non-employee members of our board of directors are also reimbursed for travel, lodging and other reasonable expenses incurred in attending board of directors or committee meetings.

2021 Director Compensation Program

Effective February 25, 2021, after the review of information and recommendations prepared by Compensia, our independent compensation consultant, and comparable company information for our peer group, as further described under the “Compensation Discussion and Analysis” below, our board of directors adopted certain amendments to our non-employee director compensation policy. Under our non-employee director compensation policy effective for 2021, any non-employee director who is first elected to the board of directors is granted such number of restricted stock units (or, if so elected by a non-employee director, shares of restricted stock) on the date of his or her initial election to the board of directors as is determined by dividing (a) $225,000 by (b) the 60-day trailing average trading price of the company’s common stock preceding the date of grant. In addition, on the date of each annual meeting of our stockholders, each non-employee director will be granted (a) such number of restricted stock units (or, if so elected by a non-employee director, shares of restricted stock) on the date of such annual meeting as is determined by dividing (x) $300,000 by (y) the 60-day trailing average trading price of our common stock preceding the date of grant, plus (b) a stock option award having a value of $125,000, calculated on the date of grant in accordance with the Black-Scholes option pricing model (utilizing the same assumptions that the company utilizes in preparation of its financial statements and the 60-day trailing average trading price of our common stock preceding the date of grant). For directors serving less than one year at the time of such annual meeting following his or her appointment, such equity grant will be prorated for the period served during that preceding year.

The initial awards granted to non-employee directors described above vest and become exercisable in three equal annual installments over the three-year period following the date of grant, subject to the director’s continuing service on our board of directors on those dates. The annual awards granted to non-employee directors described above vest on the first anniversary of the date of grant, subject to the director’s continuing service on our board of directors on such date. In addition, all of such awards will vest upon the occurrence of a change in control (as defined under our amended and restated 2012 Equity Incentive Award Plan). The awards to our non-employee directors are granted under our amended and restated 2012 Equity Incentive Award Plan.

2022 Director Compensation Program

Effective February 22, 2022, after the review of information and recommendations prepared by Compensia, our independent compensation consultant, and comparable company information for our peer group, as further described under the “Compensation Discussion and Analysis” below, our board of directors adopted certain amendments to our non-employee director compensation policy. Under our non-employee director compensation policy effective for 2022, any non-employee director who is first elected to the board of directors is granted such number of restricted stock units (or, if so elected by a non-employee director, shares of restricted stock) on the date of his or her initial election to the board of directors as is determined by dividing (a) $425,000 by (b) the 30-day trailing average trading price of the company’s common stock preceding the date of grant. In addition, on the date of each annual meeting of our stockholders, each non-employee director will be granted (a) such number of restricted stock units (or, if so elected by a non-employee director, shares of restricted stock) on the date of such annual meeting as is determined by dividing (x) $300,000 by (y) the 30-day trailing average trading price of our common stock preceding the date of grant, plus (b) a stock option award having a value of $125,000, calculated on the date of grant in accordance with the Black-Scholes option pricing model (utilizing the same assumptions that the company utilizes in preparation of its financial statements and the 30-day trailing average trading price of our common stock preceding the date of grant). For directors serving less than one year at the time of such annual meeting following his or her appointment, such equity grant will be prorated for the period served during that preceding year.

The initial awards granted to non-employee directors described above vest and become exercisable in three equal annual installments over the three-year period following the date of grant, subject to the director’s continuing service on our board of directors on those dates. The annual awards granted to non-employee directors described above vest on the first anniversary of the date of grant, subject to the director’s continuing service on our board of directors on such date. In addition, all of such awards will vest upon the occurrence of a change in control (as defined under our amended and restated 2012 Equity Incentive Award Plan). The awards to our non-employee directors are granted under our amended and restated 2012 Equity Incentive Award Plan.

Director Compensation Table

The following table provides information related to the compensation of each of our non-employee directors during the year ended December 31, 2021. The compensation paid to Dr. Jain in connection with her service on our board of directors prior to her commencement of employment with us in October 2021 is included in the executive officers’ Summary Compensation Table below.

	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Option Awards(3)	Total
Thomas A. Edwards	$101,000	$77,724	$35,037	$213,761
Joseph M. Feczko, M.D.	80,000	77,724	35,037	192,761
Henry A. McKinnell, Jr., Ph.D.	86,000	77,724	35,037	198,761
Geoffrey M. Parker	64,098	77,724	35,037	176,858
James L. Tyree	83,500	77,724	35,037	196,261

(1)

Amounts shown represent the aggregate grant date fair value of the stock awards granted in 2021 to our non-employee directors computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. These amounts do not correspond to the actual value that will be recognized by the non-employee director with respect to such awards. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 1, 2022.

(2)

The aggregate number of outstanding unvested restricted stock or restricted stock units as of December 31, 2021 held by each non-employee director was 7,726. The aggregate number of outstanding options held by our non-employee directors as of December 31, 2021 was:

	Shares Underlying Options Outstanding At December 31, 2021
	Vested	Unvested
Thomas A. Edwards	28,527	4,504
Joseph M. Feczko, M.D.	78,527	4,504
Henry A. McKinnell, Jr., Ph.D.	28,527	4,504
Geoffrey M. Parker	53,527	4,504
James L. Tyree	41,027	4,504

(3)

Amounts shown represent the aggregate grant date fair value of the stock options granted in 2021 to our non-employee directors computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that will be recognized by the non-employee director with respect to such awards. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 1, 2022.

Vote Required; Recommendation of the Board of Directors

If a quorum is present and voting at the annual meeting, each nominee receiving more “For” votes than “Against” votes (among votes properly cast in person or by proxy) will be elected. Any incumbent nominee for director who does not receive an affirmative vote of a majority of the votes cast in favor of or against such nominee must promptly tender his or her resignation after the Annual Meeting. Abstentions and broker non-votes will be counted only for purposes of determining a quorum. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF GEOFFERY M. PARKER, JAMES L. TYREE AND DAVID WHEADON, M.D.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2022 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited the company’s financial statements since 2000. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm is not required by Delaware law, the company’s amended and restated certificate of incorporation or the company’s amended and restated bylaws. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the company and its stockholders.

Independent Registered Public Accountants’ Fees

The following table represents aggregate fees billed to us for services related to the fiscal years ended December 31, 2021 and 2020, by Ernst & Young LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2021	2020
Audit Fees(1)	$1,441,250	$1,306,120
Audit-Related Fees(2)	—	20,700
Tax Fees(3)	51,500	69,165
All Other Fees(4)	—	930

Total	$1,492,750	$1,396,915

(1)

Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP for the integrated audit of our annual financial statements, including services provided in connection with the annual audit of our internal control over financial reporting and review of our quarterly financial statements, as well as fees incurred for professional services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees consist of fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. These fees included accounting consultation services.

(3)	Tax Fees consist of fees billed by Ernst & Young LLP for tax compliance services, including consultation on tax matters and tax advice relating to transactions and other tax planning and advice.
(4)	Represents fees related to accessing Ernst & Young LLP’s online research database.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Pre-Approval Policies and Procedures

Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee, and all such services were pre-approved in accordance with this policy during the fiscal years ended December 31, 2021 and

2020. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. The approval of Proposal 2 is a routine proposal on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

PROPOSAL 3:

APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, our stockholders are entitled to vote at the annual meeting to provide advisory approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on us or our board of directors.

Although the vote is non-binding, our compensation committee and board of directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. As described more fully in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program is designed to attract, retain and motivate individuals with superior ability, experience and leadership capability to deliver on our annual and long-term business objectives necessary to create stockholder value. We urge stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future. The compensation committee and the board of directors believe that our executive compensation program fulfills these goals and is reasonable, competitive and aligned with our performance and the performance of our executives.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:

“RESOLVED, that ChemoCentryx, Inc.’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in ChemoCentryx, Inc.’s Proxy Statement for the 2022 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2021 Summary Compensation Table and the other related tables and disclosure.”

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to approve the advisory vote regarding the compensation of the named executive officers. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock as of March 31, 2022, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of March 31, 2022 through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.

The percentage of shares beneficially owned is computed on the basis of 71,142,102 shares of our common stock outstanding as of March 31, 2022. Shares of our common stock that a person has the right to acquire within 60 days of March 31, 2022 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o ChemoCentryx, Inc., 835 Industrial Road, Suite 600, San Carlos, CA 94070.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% and Greater Stockholders
FMR LLC(1) 245 Summer Street, Boston, MA 02210	10,504,719	14.8%

Vifor Pharma Ltd.(2) Rechenstrasse 37 St. Gallen Switzerland 9000	5,194,085	7.3%

The Vanguard Group(3) 100 Vanguard Blvd. Malvem, PA 19355	5,098,980	7.2%

BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10055	4,326,487	6.1%
Named Executive Officers and Directors
Thomas J. Schall, Ph.D.(5)	4,494,926	6.1%
Tausif Butt(6)	38,057	*
Rita I. Jain, M.D.(7)	55,542	*
Susan M. Kanaya(8)	653,583	*
Markus J. Cappel, Ph.D.(9)	189,094	*
Thomas A. Edwards(10)	160,614	*
Joseph M. Feczko, M.D.(11)	193,658	*
Henry A. McKinnell, Jr., Ph.D.(12)	105,780	*
Geoffrey M. Parker(13)	196,020	*
James L. Tyree(14)	68,532	*
All directors and executive officers as a group (10 persons)(15)	6,155,806	8.3%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)	Information regarding these shares is based in part on the Schedule 13G/A filed by FMR LLC with the SEC on February 9, 2022.
(2)

Includes 1,860,752 shares as a result of Vifor Pharma Ltd.’s (“Vifor Pharma”) indirect ownership of 100% of the equity interests of Vifor (International) Ltd., and 3,333,333 shares deemed to be beneficially held by Vifor Pharma as a result of Vifor Pharma’s indirect ownership of 55% of the equity interests of Vifor Fresenius Medical Care Renal Pharma Ltd. Information regarding these shares is based in part on the Schedule 13D/A filed by Vifor Pharma with the SEC on October 14, 2021.

(3)	Information regarding these shares is based in part on the Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2022.
(4)	Information regarding these shares is based in part on the Schedule 13G/A filed by BlackRock, Inc. with the SEC on February3, 2022.
(5)	Includes 2,101,574 shares subject to stock options granted to Dr. Schall that are exercisable within 60 days of March 31, 2022.

(6)	Includes 27,187 shares subject to stock options granted to Mr. Butt that are exercisable within 60 days of March 31, 2022.
(7)	Includes 7,726 shares of restricted stock units and 19,679 shares subject to stock options granted to Dr. Jain that vest and are exercisable within 60 days of March 31, 2022.
(8)	Includes 132,717 shares held by Kanaya Family Trust and 429,549 shares subject to stock options granted to Ms. Kanaya that are exercisable within 60 days of March 31, 2022.
(9)	Includes 93,872 shares subject to stock options granted to Dr. Cappel that are exercisable within 60 days of March 31, 2022.
(10)	Includes 33,031 shares subject to stock options granted to Mr. Edwards that vest within 60 days of March 31, 2022.
(11)	Includes 45,531 shares subject to stock options granted to Dr. Feczko that vest and are exercisable within 60 days of March 31, 2022.
(12)	Includes 7,726 shares of restricted stock units and 33,031 shares subject to stock options granted to Dr. McKinnell that vest and are exercisable within 60 days of March 31, 2022.
(13)	Includes 7,726 shares of restricted stock units and 58,031 shares subject to stock options granted to Mr. Parker that vest and are exercisable within 60 days of March 31, 2022.
(14)	Includes 7,726 shares of restricted stock units and 45,531 shares subject to stock options granted to Mr. Tyree that vest and are exercisable within 60 days of March 31, 2022.
(15)

Includes an aggregate of 30,904 shares of restricted stock or restricted stock units and 2,887,016 shares subject to stock options that vest and are exercisable by our executive officers and directors within 60 days of March 31, 2022.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers

The following table sets forth information regarding our executive officers as of March 31, 2022:

Name	Age	Position(s)
Thomas J. Schall, Ph.D.	62	President, Chief Executive Officer and Chairman
Tausif Butt	56	Executive Vice President, Chief Operating Officer
Rita I. Jain, M.D.	59	Executive Vice President, Chief Medical Officer
Susan M. Kanaya	59	Executive Vice President, Chief Financial and Administrative Officer and Secretary
Markus J. Cappel, Ph.D.	61	Chief Business Officer and Treasurer

The biographies of Thomas J. Schall, Ph.D., Rita I. Jain, M.D. and Susan M. Kanaya can be found under “Proposal 1—Election of Directors.”

Tausif Butt has served as our Executive Vice President, Chief Operating Officer since February 2021. Prior to joining us, Mr. Butt served as the Senior Vice President of Latin America for AstraZeneca from 2019 to 2021 and U.S. Vice President, Respiratory from 2015 to 2018 and U.S. Vice President of Sales, Primary Care from 2014 to 2015. Prior to this, Mr. Butt held several marketing and sales leadership roles with GlaxoSmithKline from March 2000 to 2014 and from 1990 to 1993. He also worked in sales and marketing roles at Sanofi from 1993 to 2000. Mr. Butt began his career as a retail pharmacist, having received a degree in Pharmacy from the University of Brighton in the United Kingdom. He also holds an MSc in Management from Imperial College, University of London.

Markus J. Cappel, Ph.D. has served as our Chief Business Officer since February 2007, and Treasurer since August 2004. From March 2003 to February 2007, he served as our Senior Vice President of Corporate and Business Development. From October 2001 to March 2003, Dr. Cappel served as our Vice President of Business Development. Prior to joining us, Dr. Cappel served as Vice President of Business Development at Alkermes, Inc., a biotechnology company, from 1998 to 2001. Prior to this, he served as Director of Business Development with Millennium Pharmaceuticals as well as in various business development roles at Cygnus, Inc., a biotechnology company. Dr. Cappel received his B.S. in pharmacy and his Ph.D. in pharmaceutics from J.W. Goethe University, Frankfurt, Germany, and his M.B.A. from Harvard Business School. Dr. Cappel also completed postdoctoral studies in pharmaceutics at the University of Michigan.

Compensation Discussion and Analysis

This compensation discussion and analysis provides information about the material elements of our executive compensation program for our “named executive officers,” consisting of the following persons:

•	Thomas J. Schall, Ph.D., our President, Chief Executive Officer and Chairman;

•	Tausif Butt, our Executive Vice President, Chief Operating Officer;

•	Rita I. Jain, M.D., our Executive Vice President, Chief Medical Officer;

•	Susan M. Kanaya, our Executive Vice President, Chief Financial and Administrative Officer and Secretary; and

•	Markus J. Cappel, Ph.D., our Chief Business Officer and Treasurer.

Mr. Butt commenced employment as our Executive Vice President, Chief Operating Officer on February 23, 2021. Dr. Jain has been a member of our board of directors since March 2019 and commenced employment as our Executive Vice President, Chief Medical Officer on October 5, 2021.

Objectives of our Executive Compensation Program

We recognize that the ability to excel depends on the integrity, knowledge, imagination, skill, diversity and teamwork of our employees. To this end, the key objectives of our executive compensation program are:

•	To attract, engage and retain an executive team who will provide leadership for our future success by providing competitive total pay opportunities.

•	To establish a direct link between our business results, individual executive performance and total executive compensation.

•	To align the interests of our executive officers with those of our stockholders.

The primary elements of our executive compensation program are (1) base salary, (2) annual cash incentives, (3) long-term equity incentives, (4) post-termination benefits, and (5) other benefits, such as health insurance and retirement benefits. We believe that each component aligns the interests of our named executive officers with the interests of our stockholders in different ways, whether through focusing on short-term or long-term performance, promoting an ownership mentality toward one’s job, or linking individual performance to our performance.

In general, the majority of our named executive officers’ total compensation is tied directly to corporate performance, increases in our stock price, or both. Specific elements of our executive compensation program that demonstrate our pay-for-performance philosophy include:

•	The performance measures in our annual cash incentive program are linked to key corporate objectives.

•	Corporate achievement determines all of each executive’s annual bonus opportunity.

•

Our long-term equity incentives are primarily granted in the form of stock options and restricted stock units, which align our named executive officers’ interests with our stockholders’ interests, emphasize long-term financial and operational performance, and help retain executive talent.

This mix of compensation is intended to ensure that total compensation reflects our overall success or failure and to motivate executive officers to meet appropriate performance measures. In determining each element of compensation for any given year, our board of directors and our compensation committee consider and determine each element individually and then review the resulting total compensation and determine whether it is reasonable and competitive. We do not have a pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.

We believe that the total compensation received by our named executive officers relating to 2021 was appropriate when viewed in light of our corporate achievements during 2021 and the individual performance of our named executive officers.

Stockholder Advisory Vote on Named Executive Officer Compensation

At our 2021 Annual Meeting of Stockholders, we conducted a non-binding stockholder advisory vote on the compensation of our named executive officers (commonly known as a “Say-on-Pay” vote). Approximately 90.0% of the votes cast approved our executive compensation program for 2020. Our board of directors and the compensation committee consider the result of the Say-on-Pay vote in determining the compensation of our named executive officers. Based on the level of support for our executive compensation program demonstrated by the result of our most recent Say-on-Pay vote, among other factors, our board of directors and the compensation committee have determined not to implement significant changes to our executive compensation program in the past three years.

We will be conducting another Say-on-Pay vote at the Annual Meeting to which this proxy statement relates. See Proposal No. 3. We value the opinion of our stockholders. Our board of directors and the compensation committee will continue to consider the result of the Say-on-Pay vote when making compensation decisions for our named executive officers.

Compensation Determination Process

The compensation committee of our board of directors develops, reviews and approves each of the elements of our executive compensation program. The compensation committee also regularly assesses the effectiveness and competitiveness of our compensation programs.

In the first quarter of each year, the compensation committee evaluates the performance of each of our named executive officers during the previous year. At this time the compensation committee also reviews our performance relative to the corporate performance objectives set by the board of directors for the year under review and makes the final bonus payment determinations based on our performance and the compensation committee’s evaluation of each named executive officer’s performance. The compensation committee also reviews and adjusts, as appropriate, annual base salaries for our named executive officers and grants, as appropriate, additional stock option and/or restricted stock unit awards to our named executive officers and certain other eligible employees for the then-current fiscal year.

During the fourth quarter of each year our compensation committee also reviews our peer group for compensation determination purposes for the following year, and our board of directors reviews the corporate performance objectives for purposes of our performance bonus programs for the following year. Our Chief Executive Officer, with the assistance and support of our Chief Financial and Administrative Officer and our human resources department, aids the compensation committee by providing annual recommendations regarding the compensation of all of our named executive officers, other than himself. The compensation committee also, on occasion, meets with our Chief Executive Officer to obtain recommendations with respect to our compensation programs and practices generally. The compensation committee considers, but is not bound to accept, the Chief Executive Officer’s recommendations with respect to named executive officer compensation.

Our Chief Executive Officer and Chief Financial and Administrative Officer attend all of the compensation committee meetings, but the compensation committee also holds executive sessions that are not attended by any members of management or non-independent directors, as needed from time to time. Any deliberations or decisions regarding our Chief Executive Officer’s or Chief Financial and Administrative Officer’s compensation are made without such person being present.

Role of Compensation Consultant and Comparable Company Information

The compensation committee is authorized to retain the services of third-party compensation consultants and other outside advisors from time to time, as the committee sees fit, in connection with compensation matters. Compensation consultants and other advisors retained by the compensation committee will report directly to the compensation committee which has the authority to select, retain and terminate any such consultants or advisors.

For 2021, Compensia, an independent compensation consulting firm, was retained by the compensation committee to assist it in the determination of the key elements of the executive compensation program. Compensia reported to and was accountable to the compensation committee, and did not conduct any other work for us without the authorization of the compensation committee. Compensia provides advice to the compensation committee with respect to competitive practices and the amounts and nature of compensation paid to executive officers in similar organizations. Compensia also advises on, among other things, structuring our various compensation programs and determining the appropriate levels of salary, bonus and equity awards payable to our named executive officers. Compensia did not provide any services to us in 2021 beyond its engagement as an advisor to the compensation committee on executive compensation matters and non-executive equity and director compensation matters with respect to competitive practices and the amounts and nature of compensation paid in similar organizations. After review and consultation with Compensia, the compensation committee has determined that Compensia is independent and there is no conflict of interest resulting from retaining Compensia currently or during the year ended December 31, 2021. In reaching these conclusions, the compensation committee considered the factors set forth in Exchange Act Rule 10C-1 and Nasdaq listing standards.

Use of Compensation Peer Group

The compensation committee believes that peer group comparisons are useful guides to measure the competitiveness of our executive compensation program and related policies and practices. To assess our executive compensation against the competitive market, the compensation committee reviews and considers the compensation levels and practices of a select group of peer companies.

In November 2020, Compensia researched and identified a group of life sciences companies in similar phases of development as us for purposes of updating the peer group to be used for purposes of setting executive and director compensation for 2021. In identifying companies with similar characteristics as us for inclusion in the peer group, Compensia selected companies based on the following parameters:

•	Companies in the biotechnology and pharmaceutical industries;

•

Companies with market capitalizations of approximately 0.3x to approximately 4.0x our 30-trading day average market capitalization of approximately $3.8 billion (approximately $1.2 billion to approximately $9.5 billion) in November 2020 when the peer group was selected;

•	Companies where the lead drug was pending approval or approved and;

•

Companies with a headcount of between approximately 0.33x to approximately 3.0x our estimated year-end headcount of 260 employees (approximately 87 employees to approximately 780 employees) in November 2020 when the peer group was selected;

•	Companies with an orphan drug or rare disease business model; and

•	Companies working in the therapeutic areas of kidney disease, immune-oncology, inflammatory, and auto-immune disease.

Based on Compensia’s recommendations, the compensation committee approved the following updated compensation peer group for use in 2021:

Agios Pharmaceuticals	Halozyme Therapeutics
Amicus Pharmaceuticals	Insmed
Apellis Pharmaceuticals	Ligand Pharmaceuticals
Biohaven Pharmaceutical	Nektar Therapeutic
bluebirdbio	PTC Therapeutics
Blueprint Medicines	Reata
BridgeBio Pharma	TG Therapeutics
FibroGen	Ultragenyx Pharmaceutical
Global Blood Therapeutics	Viela Bio

At the time of selection of the updated compensation peer group for 2021 in November 2020 when we were pre-commercial, we were at the 49th percentile of the peer group in respect of market capitalization.

Although we maintain the compensation peer group for executive compensation purposes, the peer group compensation data is limited to publicly available information and therefore does not necessarily provide comparisons for all executive officers by position as is offered by more comprehensive survey data, which has the advantage of including data on executive positions beyond what is available in public filings. In light of this, during 2021, the compensation committee also reviewed data from a custom cut of the Radford Life Sciences Survey, which included 16 of the 18 peer companies, and used the seurvey of biotechnology companies with revenue greater than $500 million. We believe that by using both publicly available peer group data and the survey data, the compensation committee was able to review an appropriate set of competitive data for use in making compensation decisions.

The compensation committee reviewed the foregoing comparable company data in connection with its determinations of the 2021 base salaries, target bonuses and equity awards for our named executive officers.

While the compensation committee refers to the comparable company data in setting the annual compensation of our named executive officers, with the exception of our annual equity awards, it does not generally strive to set our target total direct compensation levels at a specified percentile with respect to the comparable company data. Instead of relying entirely on comparable company data to determine named executive officer compensation, the compensation committee members also rely on their judgment and experience in setting those compensation levels and making those awards. The only exception to this is with respect to annual equity awards to our named executive officers, which the compensation committee strives to set at the 62.5th percentile of our peer group for similarly-situated executives.

We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions, and our compensation committee does not have any formal policies for allocating compensation between long-term and short-term compensation or cash and non-cash compensation.

The compensation levels of the named executive officers reflect to a significant degree the varying roles and responsibilities of such executives. As a result of the compensation committee’s and the board of directors’ assessment of our Chief Executive Officer’s roles and responsibilities within our company, there are significant compensation differentials between him and our other named executive officers.

Executive Compensation Components

The following describes each component of our executive compensation program, the rationale for each, and how compensation amounts are determined.

Base Salaries

In general, base salaries for our named executive officers are initially established through arm’s length negotiation at the time the executive is hired, taking into account such executive’s qualifications, experience and prior salary. Base salaries of our named executive officers are approved and reviewed annually by our compensation committee and adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases may take into account an executive officer’s current salary, equity ownership, and the amounts paid to an executive officer’s peers inside our company by conducting an internal analysis, which compares the pay of an executive officer to other members of the management team. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. Base salaries are not automatically increased if the compensation committee believes that other elements of the named executive officer’s compensation are more appropriate in light of our stated objectives. This strategy is consistent with our intent of offering compensation that is cost-effective, competitive and contingent on the achievement of performance objectives. The compensation committee also reviews comparable company information prepared by its independent compensation consultant.

Our Chief Executive Officer’s base salary is based upon the same policies and criteria used for other named executive officers as described above. Each year the compensation committee reviews the Chief Executive Officer’s compensation arrangements and his individual performance for the previous fiscal year, as well as our performance as a whole, and makes recommendations to the full board of directors of adjustments to such compensation, if appropriate.

In February 2021, the compensation committee reviewed the base salaries of our named executive officers. The compensation committee, in consultation with our Chief Executive Officer (with respect to the salaries of our other named executive officers) and its independent compensation consultant (after considering a competitive market analysis prepared by Compensia (which was based on information from the updated 2021 compensation peer group)), determined that the 2021 base salaries of our named executive officers would be increased by 4.3% for each of Dr. Schall, Ms. Kanaya, and Dr. Cappel, effective January 1, 2021. Mr. Butt and Dr. Jain joined the

Company in February 2021 and October 2021, respectively, and their initial base salaries were set at that time by the compensation committee. The base salaries paid to our named executive officers during 2021 are reflected in the “Summary Compensation Table” below.

Performance Bonuses

Each named executive officer is eligible for an annual performance bonus based upon the achievement of certain corporate performance goals and objectives approved by our board of directors.

Bonuses are set based on the executive officer’s base salary as of the end of the bonus year, and are expected to be paid out in the first quarter of the following year. For 2021, Dr. Schall was eligible to receive a target bonus of 70% of his base salary. Each of Mr. Butt, Dr. Jain and Ms. Kanaya were eligible to receive a target bonus of 50% of their base salary. Dr. Cappel was eligible to receive a target bonus of 42% of his base salary. At the beginning of each year, the board of directors (considering the recommendations of the compensation committee and management) sets corporate goals for the year. These goals and the proportional emphasis placed on each are set by the board of directors after considering management input and our overall strategic objectives. These goals generally relate to factors such as financial targets, achievement of product development objectives and operational and business development objectives. The board of directors, upon recommendation of the compensation committee, determines the level of achievement of the corporate goals for each year. This achievement level is then applied to each named executive officer’s target bonus to determine that year’s total bonus award.

All final bonus payments to our named executive officers are determined by our compensation committee. The actual bonuses awarded in any year, if any, may be more or less than the target, depending on the achievement of corporate objectives and may also vary based on other factors at the discretion of the compensation committee.

For 2021, the corporate performance objectives generally fell into the following categories:

•	Objectives related to commercialization objectives (43% weighting)

•	Internally conducted clinical trials, pipeline development and medical affairs (27% weighting)

•	Regulatory (12% weighting)

•	Drug discovery efforts and pipeline support (6% weighting)

•	Business development and alliance management (4% weighting)

•	Finance, operations, organizational development (8% weighting)

With the exception of the financial objectives, quantitative measures were generally not established for the corporate objectives for 2021. These performance objectives and areas of emphasis were used as a guide by the board of directors in subjectively determining overall corporate performance as they represented those areas in which the named executive officers and our employees generally were expected to focus their efforts during the year. The three foregoing areas of emphasis were weighted based on their level of importance to our business plan.

In evaluating management’s performance relative to corporate performance for 2021, our board of directors determined to award an overall achievement level of 90% with respect to the corporate performance objectives, as follows:

•

For corporate performance relative to our commercial efforts of TAVNEOS – our first drug approved by the FDA in October 2021, that inhibits the complement C5a receptor inhibitor for the treatment of orphan and rare diseases –the board of directors awarded 83% credit, including success in field force hiring and training, actual versus forecast product sales for the first partial quarter of launch, disease education and brand campaigns, and market access assessments as well as the completion of supply chain related requirements in fulfilling commercial supply needs in major market countries.

•

The board of directors awarded 78% credit with respect to our internally conducted clinical trial and pipeline development and medical affairs efforts, the following were considered: (1) achievements relative to TAVNEOS (avacopan) in ANCA associated vasculitis, in support of our advisory committee meeting and New Drug Application, or NDA review with the FDA and the same with the regulatory agencies in Europe and Japan; and (2) successful initiation of Phase I clinical development of CCX559, our small molecule PD-1/PD-L1 inhibitor. While the clinical development of TAVNEOS in hidradenitis suppurativa, or HS, and lupus nephritis, or LN, did not advance into Phase III development, a strategic decision was made to put those programs on hold while we focused the regulatory agency on the ANCA associated vasculitis NDA.

•

The board of directors awarded 67% credit with respect to our regulatory efforts, including the efforts in support of our advisory committee meeting with the FDA, including TAVNEOS approval and post approval support, commercial material related submissions with the FDA, and supporting the regulatory filings of the same in foreign jurisdictions. While planned meetings with the FDA relating to TAVNEOS in hidradenitis suppurativa, C3 glomerulopathy and lupus nephritis did not take place, a strategic decision was made to put those programs on hold while we focused the regulatory agency on the ANCA associated vasculitis NDA.

•

The board of directors awarded 100% credit with respect to our drug discovery efforts and pipeline support, noting off-clinical support, including preclinical and pharmaceutical development efforts relative to TAVNEOS, biomarker and mechanism of action studies in HS and LN, and identification of potential lead series in new chemoattractant targets.

•	The board of directors awarded 75% credit with respect to our business development and alliance management objectives for 2021.

•

The board of directors awarded 100% credit with respect to our financial, operational and organizational development objectives for 2021, including the successful completion of the implementation of our compliance program by the launch of TAVNEOS, relocation to the company’s new headquarters all while effectively adapting in response to the COVID-19 pandemic, retaining key talent between the TAVNEOS advisory committee meeting and NDA approval and filling key positions, in particular the field force in support of the TAVNEOS commercial launch in the United States.

The bonuses paid to our named executive officers for 2021 are set forth in the “Summary Compensation Table” below. The bonus payments for Mr. Butt and Dr. Jain were pro-rated based on their partial year of employment during 2021.

Long-Term Equity Incentives

The goals of our long-term, equity-based incentive awards are to align the interests of our named executive officers and other employees, non-employee directors and consultants with the interests of our stockholders. Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our named executive officers through the vesting period of the awards. In determining the size of the long-term equity incentives to be awarded to our named executive officers, we take into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to us and the size of prior grants. For 2021, our compensation committee reviewed competitive market data prepared by Compensia in connection with its grant of long-term equity incentive awards to our named executive officers. Based upon these factors, the compensation committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value. During 2021, we granted stock options and restricted stock units (“RSUs”) to Dr. Schall, Ms. Kanaya, and Dr. Cappel. Each of Mr. Butts and Dr. Jain received stock option awards only in connection with the awards made to them in connection with their commencement of employment in 2021. Mr. Butt received an additional stock option award in June 2021 as a retention incentive in light of the May 2021 advisory committee meeting. Dr. Jain also received options and RSUs in her capacity as a non-employee director during 2021 prior to her commencement of employment in October 2021 pursuant to our non-employee director compensation program, as described above under “—Director Compensation.” The equity awards granted to our named executive officers in 2021 are reflected in the “Grants of Plan-Based Awards” table below.

To reward and retain our named executive officers in a manner that best aligns employees’ interests with stockholders’ interests, we use stock options as one of the primary incentive vehicles for long-term compensation. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our future performance. Because employees are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to employees to achieve increases in the value of our stock over time.

We also grant RSUs to our named executive officers as part of our long-term, equity-based incentive program. Because RSU awards represent the right to receive shares of our common stock upon settlement, they have value even in the absence of stock price appreciation, and we are able to incent and retain our named executive officers using fewer shares of our common stock. Because their value increases with any increase in the value of the underlying shares, RSUs also serve as an incentive which aligns with the long-term interests of our named executive officers and stockholders. Unlike stock options, however, RSUs have real economic value when they vest even if the market price of our common stock declines or stays flat, thus delivering more predictable value to our named executive officers. In addition, because they are subject to a multi-year vesting requirement, RSUs serve our retention objectives because our named executive officers must remain continuously employed by us through the applicable vesting dates to fully earn these awards.

We use stock options and RSUs to compensate our named executive officers both in the form of initial grants in connection with the commencement of employment and annual refresher grants. Annual grants of equity awards are typically approved by the compensation committee during the first quarter of each year. While we intend that the majority of equity awards to our employees be made pursuant to initial grants or our annual grant program, the compensation committee retains discretion to make equity awards to employees at other times, including in connection with the promotion of an employee, to reward an employee, for retention purposes or for other circumstances recommended by management or the compensation committee.

The exercise price of each stock option grant is the fair market value of our common stock on the grant date, as determined by our board of directors from time to time. Stock option awards generally vest over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the vesting commencement date, and the remainder of the shares underlying the option vest in equal monthly installments over the remaining 36 months thereafter. Restricted stock unit awards typically vest over a three-year period with one-third of the award vesting annually on each anniversary of the vesting commencement date. From time to time, our compensation committee may, however, determine that a different vesting schedule is appropriate.

The stock options granted to our named executive officers in 2021 vest over a four-year period as follows: 25% of the shares of our common stock underlying the option vested on January 1, 2022 and 1/48th of the total number of the shares underlying the option vest in equal monthly installments thereafter, subject to the named executive officer’s continued employment or service relationship with us through each such vesting date.

The RSU awards granted to our named executive officers in 2021 vest over a three-year period as follows: one-third of the RSUs vested on January 1, 2022 and the remaining two-thirds of the RSUs vest in equal annual installments on each of January 1, 2023 and January 1, 2024, subject to the named executive officer’s continued employment or service relationship with us through each such vesting date.

The size of the foregoing annual awards to the named executive officers were determined by the compensation committee after consultation with Compensia and review of comparable company information and were intended by the compensation committee to approximate the 62.5th percentile for annual long-term equity awards to executives in similar organizations, consistent with the company’s pay positioning philosophy described above

For a description of the accelerated vesting applicable to the equity awards granted to our named executive officers, see “—Potential Payments Upon Termination or Change in Control—Employment Agreements with Named Executive Officers” below.

We have no program, plan or practice pertaining to the timing of equity grants to named executive officers coinciding with the release of material non-public information.

Retirement Savings

All of our full-time employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit (which was $19,500 in 2021), with additional salary deferrals not to exceed $6,500 available to those employees 50 years of age or older, and to have the amount of this reduction contributed to our 401(k) plan. While we may elect to make matching contributions, no such contributions have been made. The 401(k) plan currently does not offer the ability to invest in our securities.

Health and Welfare Benefits

Our named executive officers are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, group life and disability insurance plans, in each case on the same basis as other employees. We believe that these health and welfare benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

Perquisites

We do not provide significant perquisites or personal benefits to our named executive officers. We do, however, pay the premiums for term life insurance for our named executive officers.

In connection with his commencement of employment, we paid Mr. Butt a one-time sign-on bonus in the amount of $335,000, which bonus was subject to repayment in the event of his resignation or termination for cause within the first 12 months of his commencement of employment. In addition, pursuant to his employment agreement, Mr. Butt is eligible to receive a one-time lump sum relocation bonus of $175,000 in connection with his relocation to the San Francisco Bay Area, which bonus will be subject to repayment in the event of his resignation or termination for cause within the first 12 months of his receipt of such payment. In addition, Mr. Butt is eligible for a $12,500 housing alloance payment for up to 18 months following his relocation. The housing allowance payment is subject to repayment in the event of his resignation or termination for cause during the 18 months following his relocation.

Post Termination and Change in Control Benefits

We have entered into employment agreements that provide for certain severance benefits in the event a named executive officer’s employment is involuntarily or constructively terminated. Such severance benefits are intended and designed to alleviate the financial impact of an involuntary termination and maintain a stable work environment through cash severance benefits and equity award vesting acceleration. We provide severance benefits because they are essential to help us fulfill our objective of attracting and retaining key managerial talent. While these arrangements form an integral part of the total compensation provided to these individuals and are considered by the compensation committee when determining executive officer compensation, the decision to offer these benefits did not influence the compensation committee’s determinations concerning other direct compensation or benefit levels. The compensation committee has determined that such arrangements offer protection that is competitive within our industry and for our company size and are designed to attract highly qualified individuals and maintain their employment with us. In determining the severance benefits payable pursuant to the executive employment agreements, the compensation committee considered what level of severance benefits would be sufficient to retain our current executive team and to recruit talented executives in the future, which determination was based in part on input from management and our board of directors. For a description of these severance arrangements, see “—Employment Agreements with Named Executive Officers” below.

We do not use excise tax payments (or “gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any of our named executive officers.

For detailed descriptions of the post-employment compensation arrangements with our named executive officers, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Potential Payments Upon Termination or Change in Control - Employment Agreements with named executive officers” below.

Other Compensation Policies

Prohibitions on Certain Transactions by Officers and Directors

Our Insider Trading Policy prohibits our officers and the non-employee members of our board of directors from engaging in short sales of the Company’s common stock (that is, selling shares which the individual does not own at the time of sale) or from engaging in sales of Company common stock against which the individual does not deliver the shares within 20 days after the sale. Officers and the non-employee members of our board of directors are also prohibited from trading in put and call options with respect to the Company’s common stock.

Anti-Hedging and Anti-Pledging Policies

Our Insider Trading Policy prohibits our executive officers, directors and employees from using any strategies or products (including derivative securities, such as put or call options, or short-selling techniques) to hedge against potential changes in the value of the Company’s equity securities. In addition, individuals subject to this policy may not hold Company equity securities in margin accounts or pledge Company equity securities as collateral for a loan.

Stock Ownership Guidelines

In 2020, we adopted stock ownership guidelines for our named executive officers and the non-employee members of our board of directors as a matter of good corporate governance and to further align the interests of our executive officers and non-employee directors with those of our stockholders. The ownership requirements are:

Position	Target Stock Ownership Value
Chief Executive Officer	3.0x annual base salary
Other Named Executive Officers	1.0x annual base salary
Non-Employee Directors	3.0x annual retainer

Tax and Accounting Considerations

Tax Deductibility of Executive Compensation

Section 162(m) of the Code restricts the ability of publicly held companies to take a federal income tax deduction for compensation paid to “covered employees” to the extent that compensation exceeds $1.0 million per covered employee in any fiscal year. While we consider the tax deductibility of each element of executive compensation as a factor in our overall compensation program, the compensation committee retains the discretion to approve compensation that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in our best interest for such compensation to be paid without regard to whether it may be tax deductible.

Accounting for Stock-Based Compensation

We follow FASB ASC Topic 718 , or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

Report of the Compensation Committee of the Board of Directors

The compensation committee of our board of directors has submitted the following report for inclusion in this proxy statement:

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K for the year ended December 31, 2021, filed by us with the SEC.

This report of the compensation committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Respectfully submitted,

The Compensation Committee of the Board of Directors

James L. Tyree (Chairperson)

Thomas A. Edwards

Joseph M. Feczko, M.D.

Henry A. McKinnell, Jr., Ph.D.

Geoffrey M. Parker

Compensation Tables

Summary Compensation Table

The following table shows information regarding the compensation of our named executive officers during the fiscal years ended December 31, 2021, 2020 and 2019.

Name and Principal Position	Year	Salary		Bonus		Stock Awards(1)		Option Awards(1)		Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Thomas J. Schall, Ph.D.	2021	$737,401		—		$5,203,730		$2,568,826		$464,563	$3,564	$8,978,084
President and Chief Executive Officer	2020	707,000		—		4,831,383		2,400,162		424,200	3,564	8,366,309
	2019	643,463		—		771,400		1,601,697		321,732	3,564	3,341,856
Tausif Butt(4)	2021	488,013		335,000	(5)	—		4,856,797		180,000	2,334	5,862,144
Executive Vice President, Chief Operating Officer
Rita I. Jain, M.D.(6)	2021	127,547	(7)	—		77,724	(8)	708,287	(9)	65,625	58,407	1,037,589
Executive Vice President, Chief Medical Officer

Susan M. Kanaya	2021	543,403		—		2,068,318		1,020,944		298,872	2,762	3,934,299
Executive Vice President, Chief Financial and Administrative Officer and Secretary	2020	521,000		—		1,444,290		718,370		234,450	2,322	2,920,432
	2019	495,951		—		330,600		557,112		198,380	2,322	1,584,365
Markus J. Cappel, Ph.D.	2021	464,135		—		1,284,465		635,149		175,443	4,004	2,563,196
Chief Business Officer	2020	445,000		—		1,085,547		540,456		160,200	2,322	2,233,525
	2019	426,981		—		220,400		487,473		134,499	2,322	1,271,675

(1)

Amounts shown represent the aggregate grant date fair value of the stock or option awards granted during the relevant fiscal year computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that will be recognized by the named executive officer with respect to such awards. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 1, 2022.

(2)	Amounts shown represent performance bonuses for the relevant fiscal year, which were each paid in a cash lump sum in the first quarter of the following fiscal year.
(3)

Amounts shown represent term life insurance paid by the company on behalf of the named executive officers and income recognized as a result of gifts that were awarded company wide in recognition of the TAVNEOS FDA approval. For Dr. Jain, also includes $57,826 in retainer fees paid in connection with Dr. Jain’s service as a non-employee member of our board of directors.

(4)	Mr. Butt’s compensation reflects proration based upon his February 23, 2021 start date as Executive Vice President, Chief Operating Officer.
(5)	Represents a one-time sign-on bonus paid to Mr. Butt in connection with his commencement of employment.
(6)	Dr. Jain’s compensation reflects proration based upon her October 5, 2021 start date as Executive Vice President, Chief Medical Officer.
(7)	Reflects $127,547 in salary in connection with her employment as our Chief Medical Officer.
(8)	Represents RSUs awarded in connection with Dr. Jain’s continued service as a non-employee member of our board of directors.
(9)

Represents amounts attributable to (i) an option granted on May 20, 2021 in connection with Dr. Jain’s continued service as a non-employee member of our board of directors, and (ii) an option granted on October 5, 2021 in connection with D. Jain’s appointment as our Executive Vice President, Chief Medical Officer.

Grants of Plan-Based Awards

The following table sets forth summary information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2021.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)
Thomas J. Schall, Ph.D.	2/25/21	—	$516,181		—	—		—		—	—
	2/25/21	—	—		—	—		54,600	(3)	$65.87	$2,568,826
	2/25/21	—	—		—	79,000	(4)	—		—	$5,203,730

Tausif Butt	2/25/21	—	$239,583	(5)	—	—		—		—	—
	2/25/21	—	—		—	—		87,000	(6)	$65.87	$4,093,185
	6/14/21	—	—		—	—		75,000	(7)	$13.17	$763,613

Rita I. Jain, M.D.	10/5/21	—	$65,625	(8)	—	—		—		—	—
	5/20/21	—	—		—	—		4,504	(9)	$10.06	$35,037
	5/20/21	—	—		—	7,726	(10)	—		—	$77,724
	10/5/21	—	—		—	—		45,000	(11)	$19.00	$673,250

Susan M. Kanaya	2/25/21	—	$271,702		—	—		—		—	—
	2/25/21	—	—		—	—		21,700	(3)	$65.87	$1,020,944
	2/25/21	—	—		—	31,400	(4)	—		—	$2,068,318

Markus J. Cappel, Ph.D.	2/25/21	—	$194,937		—	—		—		—	—
	2/25/21	—	—		—	—		13,500	(3)	$65.87	$635,149
	2/25/21	—	—		—	19,500	(4)	—		—	$1,284,465

(1)

These amounts represent the target 2021 performance bonuses under our bonus program, which are described above under “— Compensation Discussion and Analysis — Performance Bonuses.” Our bonus program does not contain a threshold or maximum bonus opportunity for our named executive officers.

(2)

Amounts shown represent the aggregate grant date fair value of the restricted stock unit and option awards computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that will be recognized by the named executive officer with respect to such awards. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 1, 2022.

(3)

Each of these option awards has a ten-year term and vests over a four-year period as follows: 25% of the shares underlying the option vest on January 1, 2022, and the remainder of the shares underlying the option vest in equal monthly installments over the remaining 36 months thereafter, provided that the executive continues to provide services to the company. For a description of the accelerated vesting applicable to the foregoing equity awards, see “—Potential Payments Upon Termination or Change in Control—Employment Agreements with Named Executive Officers” below.

(4)

Each of these restricted stock unit awards vests over a three-year period with one-third of the award vesting annually on each of January 1, 2022, January 1, 2023, and January 1, 2024, provided that the executive continues to provide services to the company. For a description of the accelerated vesting applicable to the foregoing equity awards, see “—Potential Payments Upon Termination or Change in Control—Employment Agreements with Named Executive Officers” below.

(5)	Mr. Butt’s awards reflect proration based upon his February 23, 2021 start date as Chief Operating Officer.
(6)

This option award has a ten-year term and vests over a four-year period as follows: 25% of the shares underlying the option vest on February 23, 2022, and the remainder of the shares underlying the option vest in equal monthly installments over the remaining 36 months thereafter, provided that the executive continues to provide services to the company. For a description of the accelerated vesting applicable to the foregoing equity awards, see “—Potential Payments Upon Termination or Change in Control—Employment Agreements with Named Executive Officers” below.
(7)

This option award has a ten-year term and vests over a four-year period as follows: 25% of the shares underlying the option vest on June 14, 2022, and the remainder of the shares underlying the option vest in equal monthly installments over the remaining 36 months thereafter, provided that the executive continues to provide services to the company. For a description of the accelerated vesting applicable to the foregoing equity awards, see “—Potential Payments Upon Termination or Change in Control—Employment Agreements with Named Executive Officers” below.

(8)	Dr. Jain’s awards reflect proration based upon her October 5, 2021 start date as Chief Medical Officer.
(9)

This option award has a ten-year term, was awarded in connection with Dr. Jain’s service as a non-employee member of our board of directors, and vests in full on May 20, 2022, subject to Dr. Jain’s continued service with the company through such date. In addition, the award will vest upon the occurrence of a change in control (as defined under our amended and restated 2012 Equity Incentive Award Plan).

(10)

This restricted stock unit award was granted in connection with Dr. Jain’s service as a non-employee member of our board of directors and vests in full on May 20, 2022, subject to Dr. Jain’s continued service with the company through such date. In addition, the award will vest upon the occurrence of a change in control (as defined under our amended and restated 2012 Equity Incentive Award Plan).

(11)

This option award has a ten-year term and vests over a four-year period as follows: 25% of the shares underlying the option vest on October 5, 2022, and the remainder of the shares underlying the option vest in equal monthly installments over the remaining 36 months thereafter, provided that the executive continues to provide services to the company. For a description of the accelerated vesting applicable to the foregoing equity awards, see “—Potential Payments Upon Termination or Change in Control—Employment Agreements with Named Executive Officers” below.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth specified information concerning unexercised stock options and restricted stock units for each of the named executive officers outstanding as of December 31, 2021.

		Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Thomas J. Schall, Ph.D.
	07/23/13	165,000	—		$14.28	07/23/23
	02/19/14	395,000	—		$7.10	02/19/24
	02/23/15	420,000	—		$8.19	02/23/25
	03/07/16	300,000	—		$3.57	03/07/26
	02/28/17	280,000	—		$6.62	02/28/27
	03/05/18	283,958	6,042		$10.86	03/05/28
	03/04/19	167,708	62,292		$11.02	3/4/2029	23,334	$849,591
	03/03/20	—	37,240		$46.59	03/03/30	69,134	$2,517,169
	02/25/21	—	54,600		$65.87	02/25/31	79,000	$2,876,390
Tausif Butt
	02/25/21	—	87,000		$65.87	02/25/31
	06/14/21	—	75,000		$13.17	06/14/31
Rita I. Jain, M.D.
	03/27/19	—	—		$—	03/27/19	5,251	$191,189
	05/23/19	12,287	—		$11.60	05/23/29
	05/21/20	2,888	—		$59.73	05/21/30
	05/20/21	—	4,504	(4)	$10.06	05/20/31	7,726	$281,304
	10/05/21	—	45,000		$19.00	10/05/31
Susan M. Kanaya
	10/24/16	44,792	—		$6.23	10/24/26
	02/23/15	67,132	—		$8.19	02/23/25
	03/07/16	87,826	—		$3.57	03/07/26
	02/28/17	108,417	—		$6.62	02/28/27
	03/05/18	52,708	2,292		$10.86	03/05/28
	03/04/19	38,333	21,667		$11.02	03/04/29	10,000	$364,100
	03/03/20	10,254	11,146		$46.59	03/03/30	20,667	$752,485
	02/25/21	—	21,700		$65.87	02/25/31	31,400	$1,143,274
Markus J. Cappel, Ph.D.
	03/07/16	5,606	—		$3.57	03/07/26
	02/28/17	18,958	—		$6.62	02/28/27
	03/05/18	23,333	1,459		$10.86	03/05/28
	03/04/19	23,333	18,959		$11.02	03/04/29	6,667	$242,745
	03/03/20	7,714	8,386		$45.59	03/03/30	15,534	$565,593
	02/25/21	—	13,500		$65.87	02/25/31	19,500	$709,995

(1)

Except with respect to the option granted to Dr. Jain on May 20, 2021 (as described in Note 4 below), all options have a ten-year term from the date of grant and vest over a four-year period as follows: 25% of the shares underlying the options vested on the first anniversary of the vesting commencement date and the remainder of the shares underlying the options vest in equal monthly installments over the remaining 36 months thereafter, provided that the executive continues to provide services to the company. For a description of the accelerated vesting applicable to the foregoing equity awards, see “—Potential Payments Upon Termination or Change in Control—Employment Agreements with Named Executive Officers” below.

(2)

The restricted stock units granted on March 4, 2019 vest ratably over a three-year period on January 1, 2020, 2021 and 2022. The restricted stock units granted on March 27, 2019 vest ratably over a three-year period on March 27, 2020, 2021 and 2022. The restricted stock units granted on March 3, 2020 vest ratably over a three-year period on January 1, 2021, 2022 and 2023. The restricted stock units granted on Febaruary 25, 2021 vest ratably over a three-year period on January 1, 2022, 2023 and 2024. The restricted stock units granted on May 20, 2021 vest in full on May 20, 2022. For a description of the accelerated vesting applicable to the foregoing equity awards, see “—Potential Payments Upon Termination or Change in Control—Employment Agreements with Named Executive Officers” below. In addition, the award to Dr. Jain will vest upon the occurrence of a change in control (as defined under our amended and restated 2012 Equity Incentive Award Plan).

(3)	The market value was determined using the closing price per share of our common stock on December 31, 2021 of $36.41.
(4)

The option has a ten-year term and vests in full on May 20,2022, subject to Dr. Jain’s continued service with the company through such date. In addition, the award will vest upon the occurrence of a change in control (as defined under our amended and restated 2012 Equity Incentive Award Plan).

Options Exercised and Stock Vested

The following table sets forth the number of shares acquired upon the exercise of stock options and the vesting of restricted stock unit awards for each of our named executive officers during the year ended December 31, 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Thomas J. Schall, Ph.D.	45,936	$2,580,520	87,899	$5,442,706
Tausif Butt	—	—	—	—
Rita I. Jain, M.D.	—	—	9,911	$311,808
Susan M. Kanaya	—	—	30,333	$1,878,219
Markus J. Cappel, Ph.D.	44,792	$1,129,815	21,100	$1,306,512

(1)

Option awards value realized is determined by multiplying (a) the amount by which the market price of our common stock at the time of exercise exceeded the exercise price by (b) the number of shares of common stock for which the options were exercised.

(2)	Stock awards value realized is determined by multiplying (a) the closing market price of our common stock on the vesting date by (b) the number of shares of common stock that vested on that date.

Potential Payments Upon Termination or Change in Control

Employment Agreements with Dr. Schall, Ms. Kanaya and Dr. Cappel

We have entered into employment agreements with each of Dr. Schall, Ms. Kanaya and Dr. Cappel. Each of the employment agreements has a fixed term, subject to automatic successive one-year renewals unless we provide written notice of our desire to terminate the agreement at least sixty days prior to the expiration of the then-current term. Pursuant to the employment agreements, each executive officer is eligible for a target performance bonus (with the target determined by our board of directors or compensation committee), based upon the achievement of financial and performance objectives established by the compensation committee. Any final bonus payment shall be determined by our board of directors or compensation committee.

The employment agreements provide for certain severance payments to these named executive officers. All cash severance payments are payable in a lump sum. If we terminate an executive officer’s employment without cause or if the executive officer resigns for good reason (unless such termination occurs within 12 months following a change in control), we are obligated to pay such executive officer a lump sum severance payment equal to his or her base salary in effect at the time of termination for 18 months. Additionally, each of the named executive officers will receive accelerated vesting and/or exercisability of 100% of his or her outstanding stock awards.

Under each of the employment agreements, if we terminate an executive officer’s employment without cause or if the executive officer resigns for good reason, in each case within 12 months following a change in control, we are obligated to pay such executive officer a lump sum severance payment equal to the sum of: (1) 18 months of his or her base salary in effect at the time of termination, (2) one and one-half times the executive officer’s target bonus, and (3) 18 months of health benefits continuation at our cost. Furthermore, all of the executive officer’s outstanding stock awards will vest upon the date of termination. The foregoing change-in-control severance benefits shall only apply so long as the executive officer is working on a full-time basis.

For purposes of the employment agreements, “cause” means an executive officer (1) has committed an act of fraud, embezzlement or dishonesty in connection with the executive officer’s employment, or has intentionally committed some other illegal act that has, or may be reasonably expected to have, a material adverse impact on the company or any successor or parent or subsidiary thereof; (2) has been convicted of, or entered a plea of “guilty” or “no contest” to, a felony, or to any crime involving moral turpitude, which causes or may reasonably be expected to cause substantial economic injury to or substantial injury to the reputation of the company or any successor or parent or subsidiary thereof; (3) has made any unauthorized use or disclosure of confidential information or trade secrets of the company or any successor or parent or subsidiary thereof that has, or may reasonably be expected to have, a material adverse impact on any such entity; (4) has materially breached a company policy, materially breached the provisions of the executive officer’s employment agreement, or has committed any other intentional misconduct that has, or may be reasonably expected to have, a material adverse impact on the company or any successor or parent or subsidiary thereof; or (5) has intentionally refused or intentionally failed to act in accordance with any lawful and proper direction or order of the board of directors or the appropriate individual to whom the executive officer reports; provided such direction is not materially inconsistent with the executive officer’s customary duties and responsibilities.

For purposes of the amended and restated employment agreements, “good reason” means (1) a material diminution in the executive officer’s authority, duties or responsibilities, (2) a material diminution in the executive officer’s base compensation unless such a reduction is imposed across-the-board to senior management of the company, (3) a material change in the geographic location at which the executive officer must perform services to us, (4) any other action or inaction that constitutes a material breach by the company or any successor or affiliate of its obligations to the executive officer under the employment agreement or (5) a material diminution in the authority, duties or responsibilities of the supervisor to whom the named executive officer is required to report.

For purposes of the amended and restated employment agreements, “change in control” has the same meaning as such term is given under the terms of our amended and restated 2012 Plan.

Employment Agreements with Mr. Butt and Dr. Jain

We have entered into employment agreements with each of Mr. Butt and Dr. Jain. Each of the employment agreements has a fixed term, subject to automatic successive one-year renewals unless we provide written notice of our desire to terminate the agreement at least sixty days prior to the expiration of the then-current term. Pursuant to the employment agreements, each executive officer is eligible for a target performance bonus (with the target determined by our board of directors or compensation committee), based upon the achievement of financial and performance objectives established by the compensation committee. Any final bonus payment shall be determined by our board of directors or compensation committee.

The employment agreements provide for certain severance payments to these named executive officers. If we terminate an executive officer’s employment without cause or if the executive officer resigns for good reason (unless such termination occurs within 12 months following a change in control), we are obligated to pay such executive officer his or her base salary in effect at the time of termination for 12 months, paid in installments over the severance period, plus 12 months of health benefits continuation at our cost. Additionally, each of the named executive officers will receive accelerated vesting and/or exercisability of such portion of his or her outstanding stock awards as would have vested in accordance with their terms over the 12 month period following the date of termination.

Under each of the employment agreements, if we terminate an executive officer’s employment without cause or if the executive officer resigns for good reason, in each case within 12 months following a change in control, we are obligated to pay such executive officer a lump sum severance payment equal to the sum of: (1) 12 months of his or her base salary in effect at the time of termination, (2) the executive officer’s target bonus for the year in which such termination occurs, and (3) 12 months of health benefits continuation at our cost. Furthermore, all of the executive officer’s outstanding stock awards will vest upon the date of termination. The foregoing change-in-control severance benefits shall only apply so long as the executive officer is working on a full-time basis.

For purposes of the employment agreements with Mr. Butt and Dr. Jain, “cause.” “good reason” and “change in control” have the meanings given to such terms in the employment agreements with the other named executive officers described above.

Potential Payments Upon Termination or Change in Control Tables

The following tables summarize the payments and benefits that may become payable to our named executive officers in two scenarios: (1) upon involuntary termination without cause or the executive’s resignation for good reason apart from a change in control; or (2) upon involuntary termination without cause or the executive’s resignation for good reason within 12 months following a change in control. The table assumes that the termination of employment or change in control, as applicable, occurred on December 31, 2021. The definitions of “cause” and “good reason” are contained in the employment agreement for each of our named executive officers, which are described above under the heading “Employment Agreements with Named Executive Officers.”

Involuntary Termination without Cause or Resignation for Good Reason

Apart from a Change in Control

Name	Cash Severance(1)	Continuation of Benefits	Intrinsic Value of Unvested Stock Awards(2)	Intrinsic Value of Unvested Options(3)
Thomas J Schall, Ph.D.	$1,106,102	$—	$6,243,150	$1,735,967
Tausif Butt	$575,000	$44,224	$—	$1,743,000
Rita I. Jain, M.D.	$525,000	$1,090	$472,493	$902,130
Susan M. Kanaya	$815,105	$—	$2,259,859	$608,686
Markus J. Cappel, Ph.D.	$696,203	$—	$1,518,333	$518,646

Involuntary Termination without Cause or Resignation for Good Reason

Within 12 Months Following a Change in Control

Name	Cash Severance(4)	Continuation of Benefits	Intrinsic Value of Unvested Stock Awards(2)	Intrinsic Value of Unvested Options(3)
Thomas J Schall, Ph.D.	$1,880,373	$45,454	$6,243,150	$1,735,967
Tausif Butt	$862,500	$44,224	$—	$1,743,000
Rita I. Jain, M.D.	$787,500	$1,090	$472,493	$902,130
Susan M. Kanaya	$1,222,657	$64,207	$2,259,859	$608,686
Markus J. Cappel, Ph.D.	$988,608	$21,683	$1,518,333	$518,646

Change in Control (No Termination)

Name	Intrinsic Value of Unvested Stock Awards(2)	Intrinsic Value of Unvested Options(3)
Thomas J Schall, Ph.D.	$—	$—
Tausif Butt	$—	$—
Rita I. Jain, M.D.	$—	$—
Susan M. Kanaya	$—	$—
Markus J. Cappel, Ph.D.	$—	$—

(1)

Cash severance represents (i) 18 months of base salary for Dr. Schall, Ms. Kanaya and Dr. Markus Cappel, payable in cash in a lump sum and 12 months of base salary for Mr. Butt and Dr. Jain, payable in installments, plus (ii) 12 months of healthcare continuation for Mr. Butt and Dr. Jain.

(2)

The intrinsic value of the unvested stock awards is calculated by multiplying (i) $36.41, which was the closing price per share of our common stock on December 31, 2021, by (ii) the number of shares of our common stock subject to the unvested stock awards eligible for acceleration.

(3)

The intrinsic value of the unvested options is calculated by multiplying (i) $36.41, which was the closing price per share of our common stock on December 31, 2021, less the respective exercise prices of unvested options eligible for acceleration, by (ii) the number of shares of our common stock subject to the unvested options eligible for acceleration.

(4)

Cash severance represents (i) 18 months of base salary for Dr. Schall, Ms. Kanaya and Dr. Cappel, and 12 months of base salary for Mr. Butt and Dr. Jain, payable in cash in a lump sum, plus (ii) one and one-half times the executive officer’s target bonus for Dr. Schall, Ms. Kanaya and Dr. Cappel, and one times the executive officer’s target bonus for Mr. Butt and Dr. Jain, plus (iii) 18 months of healthcare continuation for Dr. Schall, Ms. Kanaya and Dr. Cappel, and 12 months of healthcare continuation for Mr. Butt and Dr. Jain.

Chief Executive Officer Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Thomas J. Schall, Ph.D., our Chief Executive Officer (our “CEO”). The pay ratio included in this information is a reasonable estimate calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.

For fiscal year 2021, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our company (other than our CEO) was $196,562; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $8,978,084.

Based on this information, for fiscal year 2021, the ratio of the median of the total compensation of all employees of the company to the annual total compensation of our CEO was 1 to 46.

Determining the Median Employee

We determined that, as of December 31, 2021, our employee population consisted of approximately 178 individuals, with all of these individuals located in the United States. Our employee workforce consists of full- and part-time employees.

For purposes of measuring the compensation of our employees, we selected base salary for the 12-month period ended December 31, 2021 as the most appropriate measure of compensation, which was consistently applied to all our employees included in the calculation. We did not make any cost-of-living adjustments in identifying the “median employee”.

With respect to the total annual compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for fiscal year 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $196,562. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our fiscal year 2021 Summary Compensation Table included in this Proxy Statement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2021 to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, from unaffiliated third parties.

Director and Executive Officer Compensation

Please see “Proposal 1—Director Compensation” for additional information regarding compensation of our directors. Please see “Executive Compensation and Other Information” for additional information regarding compensation of our executive officers.

Employment Agreements

We have entered into employment agreements with our executive officers. For more information regarding these agreements, see “Executive Compensation and Other Information—Potential Payments Upon Termination or Change in Control—Employment Agreements with Named Executive Officers.”

Indemnification Agreements

We have entered into indemnification agreements with each of our executive officers and directors.

Procedures for Related Party Transactions

Any request for us to enter into a related party transaction with an officer, director, principal stockholder or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, the risks, costs and benefits to us, the extent of the related party’s interest in the transaction, the terms of the transaction, the availability of other sources for comparable services or products and the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally. The audit committee will then document its findings and conclusions in written minutes. In the event a transaction relates to a member of our audit committee, that member will not participate in the audit committee’s deliberations. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction will be disclosed to the stockholders, who must approve the transaction in good faith. Our related party policy is in writing and is subject to periodic review.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2023 must be received by us no later than December 6, 2022, which is 120 days prior to the first anniversary of the mailing date of this proxy, in order to be included in our proxy statement and form of proxy relating to that meeting, unless the date of the 2023 annual meeting of stockholders is changed by more than 30 days from the anniversary of our 2022 annual meeting, in which case the deadline for such proposals will be a reasonable time before we begin to print and send our proxy materials. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement.

In addition, our amended and restated bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days before the one year anniversary of the previous year’s annual meeting of stockholders. Therefore, to be presented at our 2023 annual meeting of stockholders, such a proposal must be received by us no earlier than January 26, 2023 and no later than February 25, 2023. However, if the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not later than the close of business on the later of 90 calendar days in advance of such annual meeting or, if later, ten calendar days following the date on which public announcement of the date of the meeting is first made. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the board of directors for the 2023 annual meeting may exercise discretionary voting power regarding any such proposal. Stockholders are advised to review our amended and restated bylaws which also specify requirements as to the form and content of a stockholder’s notice.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the SEC’s universal proxy rules (once they become effective), stockholders who wish to solicit proxies in support of director nominees other than our proposed nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 27, 2023.

SOLICITATION OF PROXIES FOR THE 2023 ANNUAL MEETING

We intend to file a proxy statement and WHITE proxy card with the SEC in connection with its solicitation of proxies for our 2023 annual meeting of stockholders. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at: www.sec.gov.

ANNUAL REPORT

Our Notice of Internet Availabilty of Proxy Materials or annual report for the year ended December 31, 2021, as applicable, will be mailed to stockholders of record on or about April 5, 2022. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

Any person who was a beneficial owner of our common stock on the record date may request a copy of our Annual Report on Form 10-K for the year ended December 31, 2021, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to ChemoCentryx, Inc., 835 Industrial Road, Suite 600, San Carlos, CA 94070, Attention: Corporate Secretary.

STOCKHOLDERS SHARING THE SAME ADDRESS

The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single Internet Notice or set of proxy materials to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding will receive only one copy of the Internet Notice or proxy materials. If you would like to opt out of this practice for future mailings and receive separate copies of the Internet Notice or proxy materials for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate Internet Notice or set of proxy materials without charge by sending a written request to ChemoCentryx, Inc., 835 Industrial Road, Suite 600, San Carlos, CA 94070, Attention: Corporate Secretary, or by calling us at 650-210-2900. We will promptly send additional copies of the Internet Notice or proxy materials report upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the Internet Notice or proxy materials report can request delivery of a single copy of the Internet Notice or proxy materials by contacting their broker, bank or other intermediary or sending a written request to ChemoCentryx, Inc. at the address above.

OTHER MATTERS

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the annual meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes.

By Order of the Board of Directors

Thomas J. Schall, Ph.D.

President, Chief Executive

Officer and Chairman

San Carlos, California

April 5, 2022

CHEMOCENTRYX CHEMOCENTRYX, INC. 835 INDUSTRIAL ROAD SUITE 600 SAN CARLOS, CA 94070 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D80008-P72102 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CHEMOCENTRYX, INC. The Board of Directors recommends you vote FOR all listed nominees. 1. Election of Directors For Against Abstain Nominees: 1a. Geoffrey M. Parker 1b. James L. Tyree 1c. David Wheadon, M.D. The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. Ratification of the selection of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2022. 3. Approval, on an advisory basis, of the compensation of the named executive officers as disclosed in the proxy statement pursuant to the compensation disclosure of the Securities and Exchange Commission. NOTE: THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ABOVE OR, TO THE EXTENT NO CONTRARY DIRECTION IS INDICATED, WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE “FOR” PROPOSALS ONE, TWO AND THREE. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE PROXIES. Please indicate if you plan to attend this meeting. Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ANNUAL MEETING OF STOCKHOLDERS OF CHEMOCENTRYX, INC. MAY 26, 2022 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com Please sign, date and mail your proxy card in the envelope provided as soon as possible Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com D80009-P72102 CHEMOCENTRYX, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Thomas J. Schall, Ph.D. and Susan M. Kanaya as proxies, either with full power of substitution, to represent and to vote as designated on the reverse side, all the shares of Common Stock of ChemoCentryx, Inc. held of record by the undersigned on March 31, 2022, at the Annual Meeting of Stockholders to be held at the Company’s Headquarters located at 835 Industrial Road, Suite 600, San Carlos, CA 94070, on May 26, 2022, or any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side